EXHIBIT 99




Contact:  Mark L. Mestayer
          Chief Financial Officer
          (225) 293-9440

                     PICCADILLY CAFETERIAS ANNOUNCES
                     AMENDED SENIOR CREDIT FACILITY
                               ----------
                   DECLARES REGULAR QUARTERLY DIVIDEND

BATON ROUGE, LOUISIANA (November 18, 1999) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced that it has reached an agreement with its syndication of banks to amend certain financial covenants of the Company's $100 million senior credit facility. The facility is to be secured by substantially all of the Company's owned real estate.

     Piccadilly also announced that its Board of Directors has declared a quarterly cash dividend on the outstanding common stock of $0.12 per share, payable January 4, 2000, to stockholders of record on December 3, 1999.

     The Company stated that operating results through September 30, 1999 resulted in non-compliance with two financial covenants of the prior credit facility. There had not been a payment default and the non-compliance did not reflect an inability of the Company to pay its debts as they became due in the ordinary course. The financial covenants have been amended to be consistent with the Company's current business plan. Management believes that its cash from operations, together with remaining credit available under the amended facility, will be sufficient to provide for the Company's operational needs through the term of the credit facility.

     Because the credit agreement amendment had not been completed when the Company filed its Quarterly Report on Form 10-Q on November 15, 1999, the Company was required to classify its outstanding borrowings under the credit facility as current liabilities. The attached condensed consolidated balance sheet shows the reclassification of these borrowings that would have been made had the amendment been in place on November 15, 1999.

            CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                       PICCADILLY CAFETERIAS, INC.


                                                                 (in thousands)
                                                      ------------------  ------------------
Balances at                                           September 30, 1999     June 30, 1999
                                                      ------------------  ------------------
Current Assets                                                 $  30,519           $  32,247
Property, plant and equipment - net                              174,260             176,250
Net goodwill and other assets                                     23,970              24,442
                                                      ------------------  ------------------
TOTAL ASSETS                                                   $ 228,749           $ 232,939
                                                      ==================  ==================

Current liabilities                                            $  49,986           $  53,161
Long-term debt                                                    76,825              74,226
Deferred income taxes                                              4,042               3,992
Accrued employee benefits, less current portion                    9,583               9,465
Reserve for unit closings                                         11,787              12,693
Shareholders' equity                                              76,526              79,402
                                                      ------------------  ------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 228,749           $ 232,939
                                                      ==================  ==================

     With the revised facility in place, the Board of Directors declared the regular quarterly cash dividend on schedule. The Board of Directors advised that the ability of the Company to sustain the dividend at current levels would depend on its operating performance such that the dividend could safely be paid out of earnings.

     Piccadilly owns and operates a total of 235 cafeterias and 10 quick service restaurants. Operating units are located primarily in the southeastern and mid-Atlantic United States.

     Forward-looking statements regarding management's present plans or expectations for new unit openings, operating results, and its ability to pay dividends, may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

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